SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2006

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

County National Bank

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Press Release Announcing:

William F. Falger, President & CEO of CNB Financial Corporation, announced today that County National Bank, its principal subsidiary, will file an application to convert from a national banking charter to a state banking charter during the next week.

Item 9.01. Financial Statements and Exhibits

Exhibit 99	News Release announcing County National Bank files for state charter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: October 24, 2006	By: /s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
Secretary

Exhibit Index

Number	Description

Exhibit 99	News Release announcing County National Bank files for state charter

News Release

Contact: Joseph B. Bower, Jr.
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES COUNTY NATIONAL BANK FILES FOR STATE CHARTER

Clearfield, Pennsylvania – October 20, 2006

William F. Falger, President & CEO of CNB Financial Corporation, announced today that County National Bank, its principal subsidiary, will file an application to convert from a national banking charter to a state banking charter during the next week. Following the conversion, which is anticipated by year end 2006, the Bank will change its name to CNB Bank. The Bank will continue to operate its Erie based banking division under the name of ERIEBANK.

The primary purpose for this change in charter is to provide the Bank greater flexibility in executing its ongoing strategy of growth and expansion. In addition, the Bank will enjoy significant annual cost savings going forward.

“The Corporation established that a change in charters will facilitate the Bank in continuing to achieve the level of financial performance necessary to provide the appropriate rate of return to shareholders in order to maintain long-term independence,” Mr. Falger went on to say, “This is the number one goal of the Bank.”

CNB Financial Corporation is a $774 million bank holding company headquartered in Clearfield, PA. It conducts business primarily through County National Bank whose market area includes twenty-one convenient office locations in seven counties of Pennsylvania.